Exhibit 10.18

WAREHOUSING AND LOGISTICS SERVICE AGREEMENT

This WAREHOUSING AND LOGISTICS SERVICE AGREEMENT is made by and between:

Party A: China Gateway Pharma Products (Shanghai) Limited; and

Party B: LabPartner (Shanghai) Co., Ltd.

(Collectively, the “Parties”)

The Parties, through friendly negotiations, based on the principles of equality, self-willingness, equity, honesty and good faith, and in accordance with the terms of the master agreement, agree as follows:

1.	Party B shall provide the warehouse satisfactory to applicable regulatory standards for storage of hazardous materials and chemicals by Party A, as well as relevant qualifications for such warehouse issued by fire prevention and safety supervision authorities.

2.	WAREHOUSING SERVICES

2.1	Party B shall provide Party A with the warehouse specifically for storage of hazardous chemical materials. Party A shall use such warehouse with a fee of (in RMB):

Classification	Address	Area (m2)	Usage and Management Fees
Warehouse for hazardous materials	No. 3, Laochenwangmiao, Jinsui Road, Pudong New District, Shanghai	200	RMB8,000/month

2.2	Fee Settlement

2.2.1	Warehousing services fees and rent

It is agreed that the rent and services fees payable in connection with the warehouse under this Agreement shall be RMB96,000 per year (on 365-day basis), which will be equally payable by Party A on quarterly basis. Each of such payment shall be made within the first week of each payment quarter by wire transfer to a bank account designated by Party B. Party B shall issue a valid invoice upon the receipt of the payment from Party A.

2.2.2	Discharge Fees

Party B shall provide discharge services in connection with the delivery of Party A’s goods into and out of the warehouse which are in small quantity unnecessary for use of forklifts. No discharge fee will be payable by Party A only if forklifts are used in connection with such discharge, under which circumstance the discharge fee shall be payable at RMB40 per spade.

Party B shall provide Party A with a schedule setting forth each of the discharge fees incurred during the previous week by Tuesdays for Party A’s review. Party B shall check with Party A by the 10th day of each month the aggregate discharge fees incurred in the previous month which has been confirmed by Party A and issue an invoice to Party A. Party will make payment within five business days upon its receipt of the invoice from Party B.

3.	TRANSPORTATION OF GOODS

3.1	Party B will be responsible for the transportation of the hazardous goods delivered by Party A into and out of the warehouse with the qualified vehicles provided from the transportation company which Party B elects to cooperate for such purpose.

3.2	Upon its receipt of a warehouse incoming notice, Party B will arrange the vehicles qualified to transport the goods provided by Party A to transport such goods from the supplier of such goods to the warehouse within the time required by Party A. Upon its receipt of a warehouse outgoing notice, Party B will also arrange the qualified vehicles to transport the goods from the warehouse to a destination designated by Party A within the time required by Party A.

3.3	It is agreed that the contacts for transportation of the goods are (i) for Party A: Jiang Hua, at 62896600; and (ii) for Party B: Jiang Hailiang, at 51370668.

3.4	Party A will deliver a transportation advice (the form of which is in Schedule I) to Party B by way of facsimile or e-mail no less than 24 hours prior to the transportation of its goods. Upon its receipt of such transportation advice, Party B will make active efforts to arrange vehicles for such transportation to complete the transportation required by Party A on schedule.

3.5	Settlement of transportation service fees: Party A will pay a transportation service fee equal to RMB 12,000 per month to Party B, provided that:

3.5.1	Party B will provide transportation services to Party A no more than 15 times every month;

3.5.2	Each transportation is within Shanghai with a distance (between the points of delivery and discharge) of less than 100 kilometers;

3.5.3	The goods for transportation shall have a total weight of no more than three tons; and

3.5.4	The Parties will negotiate separately for service fees for the transportation beyond the scope specified above (e.g. transportation of general goods, out of Shanghai transportation or transportation of refrigerated/hazardous material).

3.6	Party B will provide to Party A the qualifications of the vehicles arranged by Party B to transport the goods of Party A, and ensure that all such vehicles have all requisite qualifications required by relevant government agencies. Party B and its transportation partner shall be severally and jointly liable for all losses incurred by Party A arising from any issue relating to the qualifications of such vehicles.

3.7	Party B and its transportation partner, rather than Party A, shall be severally and jointly liable for any and all accidental occurrence in connection with the transportation of the goods of Party A, as well as for all losses incurred by Party A thereof.

3.8

Party B will confirm with Party A any and all transportation fees incurred during the previous month by the 10th day of each month and, upon confirmation of the Parties, issue an invoice to Party A. Within one week upon its receipt of the invoice from Party B, Party A will make due payment by wire transfer to the bank account designated by Party B.

4.	DUTIES OF PARTY B

4.1	Party B will properly provide the warehouse in good condition for storage of hazardous goods by Party A at such time and manner provided under this Agreement. During the lease of the warehouse, Party B will ensure the safety of the warehouse and the good stored therein, and be responsible for maintenance and management of the facilities and utilities within the warehouse (such as inner walls, doors and windows, electricity, water, and fire prevention facilities). Party B is responsible to conduct regular examinations of the warehouse and its ancillary facilities and, if necessary, make timely repairs to ensure the facilities are in good order and readily available for safe and normal use of Party A.

4.2	Party B warrants that it is entitled to lease the warehouse to Party A and no encumbrance, legal or economic, exists upon the warehouse. In the event that the warehouse has any of such encumbrances, Party B will be liable for any loss incurred by Party A arising therefrom, deemed breach under this Agreement, and pay liquidated damages equal to 10% of the total rents and service fees payable by Party A under this Agreement (i.e., RMB 96,000).

4.3	Except for force majeure, early termination of this Agreement by Party B will be notified to Party A in writing six months in advance. Upon its early termination of this Agreement, Party B will be liable for breach of this Agreement and pay liquidated damages equal to 10% of the total rents payable by Party A under this Agreement (i.e., RMB 48,000).

4.4	Party B will maintain the insurance for the warehouse leased by Party A and be liable for any loss incurred by Party A arising from any issue relating to the warehouse, including without limitation water leakage, breakdown of fire prevention facilities, and collapse.

4.5	Party B will provide fire prevention facilities and improve existing warehousing systems acceptable to the demands of Party A in connection with the storage of Party A’s goods (for details, please see MSDS of the goods).

4.6	Party B will designate personnel fully responsible for keeping the warehouse leased by Party A. Party B will be responsible for the safety of the goods stored by Party A within the warehouse and ensure they are free from any loss. Party B will be liable for any loss of the goods stored by Party A within the warehouse as well as any other losses incurred by Party A as a result of Party B’s improper management.

4.7	Party A will establish a strict receipt and dispatch system as requested Party A, and put in place a separate recording system for the receipt and dispatch of Party A’s goods, in which record the receipt and dispatch time; name, specifications and quantities of the goods; the delivering entity; and the receiving person will be clearly noted. Party B will confirm any and all goods received into and dispatched from the warehouse with a notice to such effect signed and affixed with seal by Party A in respect of its names, specifications and quantities, so as to ensure the goods received into and dispatched from the warehouse by Party A are consistent with those specified in the notice to such effect from Party A. Party B may not change the content such as name, grade or quantity of any goods received or dispatched by it and shall be liable for any loss arising from any error or mistake in connection with the receipt and dispatch of any goods. Party B will keep Party A promptly advised of any consistency between the status of goods received into and dispatched from the warehouse and those specified in the notice to such effect from Party A. The receipt and dispatch notice from Party A will be duly maintained by Party B to facilitate re-visit of such notice in connection with monthly goods checking by the Parties.

4.8	Party B will be responsible for the loading, unloading, storing and piling of Party A’s goods in connection with its receipt into and dispatch from the warehouse. Party B will store Party A’s goods separately based on their categories. Storage and piling of these goods will be consistent with requirements for fire prevention and demands of Party A, placed with adequate passage and in good order based on the principles of first-in first-out.

4.9	Party B will ensure prompt loading and unloading of Party A’s goods upon their receipt as well as arrival of the carrying vehicles at the warehouse. The time necessary for Party A or the carrier of Party A’s goods to wait for loading or unloading at the warehouse will be no more than 20 minutes.

4.10	The intellectual property rights for any and all chemicals stored by Party A within the warehouse of Party B are in the ownership of Party A and shall be handled in strict accordance with the confidentially agreement by the Parties.

4.11	Party B will designate one employee fully responsible for managing and recording the receipt and dispatch of Party A’s goods. Such employee shall provide a schedule listing any and all the goods received into and dispatched from the warehouse during the previous week to Party A by Mondays.

4.12	The employee designated by Party B for warehouse keeping will coordinate Party A in checking the goods stored in the warehouse on monthly basis.

4.13	Upon request from Party B, any person claiming to dispatch Party A’s goods from the warehouse shall produce a dispatch notice signed and affixed with seal from Party A, which notice shall be consistent with the notice to the same effect issued by Party A to Party B. If vehicles are used in connection with such dispatch, Party B shall also note down the plate of such vehicles and the driver information.

5.	DUTIES OF PARTY A

5.1	Without consent of Party B, Party A may not sub-lease or co-lease the warehouse to or with any third party; otherwise Party A shall be liable for any loss arising therefrom.

5.2	Party A will provide to Party B a schedule setting forth the names and quantities of the chemicals stored in the warehouse as well as the MSDS for such chemicals.

5.3	Party A will advise Party B in advance of the information regarding the vehicles and personnel arranged by Party A to take delivery of goods at the warehouse.

5.4	Party A will provide storage equipment necessary for goods warehousing, such as pallet racking.

5.5	Party A will make active efforts to cooperate with and assist in management of the warehouse by Party B in connection with delivery of Party A’s goods to and from the warehouse, and comply with all management procedures and business hour rules in respect of the warehouse. The business hours of Party B are 9:00 a.m. to 5:00 p.m., Monday through Friday (excluding public holidays).

5.6	Party A will maintain insurance for the goods stored in the warehouse.

6.	MISCELLANEOUS

6.1	If Party B intends to change the place of the warehouse which is used to provide services for Party A out of operating requirements of Party B, it will notify such change to Party A in writing no less than two months in advance, and the conditions of the warehouse so changed will be consistent with those provided under this Agreement.

6.2	If Party A requests to use additional area for warehousing during the term of this Agreement, it will notify such request to Party B in writing two months in advance, and the Parties will negotiate separately for the fees of use of such additional area according to circumstances.

6.3	If Party B fails to perform its obligations at the prices provided under this Agreement due to change of the prices then prevailing at the transportation and warehousing markets, Party B will notify such circumstance to Party A in writing no less than two months in advance, and the Parties will negotiate to reach a new price agreement.

6.4	Party A will make efforts to request delivery from and to the warehouse during the business hours of Party B. Party A will make prior notice to Party B of its request fro delivery from and to the warehouse during public holidays and other periods outside the business hours of Party B. Party B will make efforts to coordinate Party A in such delivery. Any overtime fees and expenses incurred by employees of Party B in connection with such request will be payable by Party B in consideration of friendly cooperation.

7.	TERM

7.1	The term of this Agreement will commence on April 26, 2007, and ends on April 25, 2012. None the Parties may terminate this Agreement unless the terminating Party informs the other Party of its termination in writing six months in advance.

8.	CHANGE OF THE AGREEMENT

8.1	None of this Agreement may be changed or amended unless (i) by agreement of the Parties in writing and (ii) the provisions so changed or amended form an integral part of this Agreement.

For and on behalf of

Party A

By: /s/ Authorized Representative

(Seal of China Gateway Pharma Products (Shanghai) Limited

Address:

Telephone:

Fax:

For and on behalf of

Party B

By: /s/ Authorized Representative

(Seal of LabPartner (Shanghai) Co., Ltd.)

Address:

Telephone:

Fax: